Exhibit 16.1

September 11, 2020

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.

Washington, D.C. 20549

Re: Tongji Healthcare Group, Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated September 8, 2020, of Tongji Healthcare Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO